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                                                                    EXHIBIT 24.1

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, Tomio Taki, does hereby make, constitute and appoint each of Frank R. Mori, Daniel G. Bergstein and Leigh P. Ryan, or any nominee of any of them (each, an "Attorney") his true and lawful Attorney-in-Fact for the undersigned, on his behalf and in his name or in the Attorney's own name or names to do any and all things and to execute any and all notices, agreements, corporate resolutions, instruments, certificates, or documents of any kind which such Attorney may deem necessary or advisable in connection with (i) any corporate or partnership action taken or proposed to be taken by any corporation or partnership of which Tomio Taki serves as a director, officer, stockholder or partner, (ii) the proposed amendment to the Amended and Restated Credit Agreement among The Donna Karan Company, certain other borrowers and the financial institutions party thereto,
(iii) the proposed initial public offering (the "Offering") of common stock of Donna Karan International Inc., a Delaware corporation (the "Company"), (iv) the proposed amendment, termination or restructuring of certain partnerships and corporations affiliated with the Company (the "Restructuring"), (v) the proposed escrow arrangement contemplated in connection with the Offering and the Restructuring, and (vi) all matters relating to, or deemed necessary or appropriate by such Attorney in connection with any of the foregoing.

     This Power of Attorney shall be irrevocable until December 31, 1996 and shall be at all times both during and after such period conclusively binding on the undersigned in favor of third parties who have not received notice of revocation hereof.

     The undersigned irrevocably and unconditionally undertakes to indemnify the Attorneys and each of their nominees and agents and their estates against all actions, proceedings, claims, costs, expenses and liabilities of every description arising from the exercise, or the purported exercise, in good faith of any of the powers conferred by this Power of Attorney. This Power of Attorney shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this ___ day of May, 1996.


                                             /s/     Tomio Taki
                                             ------------------------
                                                     Tomio Taki
Witnessed by:

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Name: